Exhibit 99.2

ClearSign Technologies First Quarter 2022 Conference Call

Thursday, June 6, 2022, 5:00 PM Eastern

Executives

Matthew Selinger; Firm IR Group

Jim Deller; President and CEO

Brent Hinds; VP of Finance and Controller

Analysts

Jeff Feinglass; Private Investor

Robert Kecseg; Las Colinas Capital Management

Presentation

Operator: Good day, and welcome to the ClearSign Technologies First Quarter 2022 Conference Call. All participants will be in a listen-only mode. [Operator Instructions] Please note, this event is being recorded.

I would now like to turn the conference over to Matthew Selinger of Firm IR Group. Please go ahead.

Matthew Selinger: Good afternoon, and thank you, operator. Welcome, everyone, to the ClearSign Technologies Corporation first quarter 2022 results conference call.

During this conference call, the company will make forward-looking statements. Any statement that is not a statement of historical fact is a forward-looking statement. This includes remarks about the company's projections, expectations, plans, beliefs and prospects. These statements are based on judgments and analysis as of the date of this conference call and are subject to numerous important risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

The risks and uncertainties associated with the forward-looking statements made in this conference call include but are not limited to whether field testing and sales of ClearSign's products will be successfully completed, whether ClearSign will be successful in expanding the market for its products and other risks that are described in ClearSign's public periodic filings with the SEC, including the discussion in the Risk Factors section of the 2021 annual report on Form 10-K. So except as required by law, ClearSign assumes no responsibility to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

On the call with me today are Jim Deller, ClearSign's President and Chief Executive Officer; and Brent Hinds, ClearSign's Vice President of Finance and Controller.

So at this point in the call, I would like to turn the call over to VP of Finance, Brent Hinds. Please go ahead, Brent.

Brent Hinds: Thank you, Matthew, and thank you, everyone, for joining us here today.

Before I begin, I would like to note that our financial results on our quarterly form 10-Q were filed with the SEC on May 16. With that, I would like to give an overview of the financials for the first quarter of 2022.

The company recognized no revenues during the three months ended March 31, 2022 compared to revenues of $363,000 for the three months ended March 31, 2021. Our net cash used in operations for the quarter ended March 31, 2021 was approximately $1.5 million, which is essentially the same for the prior period March 31, 2021.

We reported approximately $1.5 million net loss for the three months ended March 31, 2022, which is approximately $0.5 million favorable change compared with the same period in 2021. This favorable change is primarily attributable to decreased human capital costs and changing the compensation plan for our Board of Directors. As of March 31, 2022, there were 32,154,746 shares of our common stock issued and outstanding.

During the three months ended March 31, 2022, the company raised approximately $614,000 by issuing approximately 496,000 shares of common stock at an average price of $1.24 per share. These sales were conducted through our ATM, or at-the-market offering sales agreement with Virtu Americas LLC.

In addition, on June 1, we closed an underwritten public offering with Newbridge Securities Corporation. This deal allowed us to raise gross proceeds of approximately $4.2 million in cash by issuing 4,186,000 shares of common stock.

With that being said, we have confidence in our financial position and balance sheet. And with our quarter ending balances, we have sufficient working capital available to carry us through 2024. And that is without revenue from our other sources. We do believe that the increased strength of our balance sheet will enhance our position as we compete for future customer business.

With that, I would like to turn the call over to Jim Deller. Jim?

Jim Deller: Thank you, Brent, for the financial overview. Hello, everyone, and welcome to ClearSign's First Quarter 2022 Results Conference Call. I'd like to thank everyone on the call today for your time and your interest in ClearSign. We are just some weeks past our last call with you, but I appreciate having the opportunity to provide an update on some developments since then.

I will start with our process burner technology, and in particular, give more background on the Department of Energy grants that we announced last week. Next, I'll give an update on our boiler product line and finally make some comments on where we stand with our prospects and relationships in China.

Before we get into the ongoing business progress part of the call, following Brent's comments, I'd like to share the thinking that led to the capital raise announced late last week. At the time, we had cash in the bank to cover almost a full year of expenses. So this raise was not initiated out of necessity. However, given the uncertainty surrounding the economy with inflation running high and the stress on global supply chains, one can never predict the effects these will have on our customers' investment policies and timelines or the condition in the stock market.

Also, and as Brent mentioned, not inconsequential to our thinking was the fact that having a stronger balance sheet enables our customers and suppliers to have confidence in doing business with us and also will assist in recruiting and retaining the employee talent that we need to grow our business.

So moving on to Process Burners. I will start giving a little more perspective on the news we released on May 24, announcing that we were selected and awarded a grant by the DoE to develop a burner technology capable of burning 100% hydrogen while also producing minimal NOx emissions.

We are very grateful for this grant, for the Department of Energy selecting our application and for all the customers, heater manufacturers and collaborative partners that provided written support for our application. The implications of the grant and why the need was identified and made a priority by the DOE is quite significant. Additionally, while there were many grants issued by the Department of Energy, we were the only company to receive one for this initiative.

The reason that this technology is needed is that as the content of hydrogen and a fuel gas increases, the flame temperature increases. Flame temperature is the dominant characteristic influencing NOx emissions from typical gas fueled flames. So as the hydrogen content of fuel gas increases, the NOx emissions from the flame also increase significantly.

The consequence of this is, and the reason for the Department of Energy involvement, is that when the fuel for refining operations transitions to hydrogen, an action anticipated as part of the industry's CO2 reduction strategy, without changes in burning capabilities, the NOx emissions will increase, exceeding current levels and if not controlled, will result in basically trading one problem, that is, CO2 emissions, for a very significant other, increased NOx, which environmental agencies have been working to decrease to safe levels for decades. This conversion to hydrogen as a source of fuel and energy is also commonly known as the hydrogen economy.

As many of you may already know, this is a macro trend in the global economy with several industry leaders openly discussing this concept in public. This is clearly a massive initiative with much broader scope than just the conversion of combustion equipment, although the conversion of combustion equipment and the development of combustion equipment capable of supporting this change is an essential part of it.

With our ClearSign Core technology, we believe that we have the opportunity to provide burners that can burn fuels containing up to 100% hydrogen and also to reduce NOx emissions from even the best levels generated today. We believe that this potential is recognized by the Department of Energy in the selection of ClearSign for this grant.

As part of our application, we were able to reference our already demonstrated ability to operate with 80% hydrogen in the fuel gas and also able to present support and commitment to provide the necessary resources from our partner, Zeeco, which we very much appreciate. We believe that attaining the goals of this project are very much within our reach and provide us with another potentially game-changing application of our technology.

The first phase of this grant is for $250,000 to prove the capability of our technology. If needed, and upon completion of the Phase I work, we will be able to submit a follow-up proposal to continue the development work with a Phase II grant. Phase II grant funding can be up to $1.6 million for a two-year duration.

While we always appreciate funding, we also aim to get this technology commercially ready as quickly as is practicable and efficient as we are very much focused and prioritizing the development of our commercial operations over extended research and development, even if funded by external sources.

Switching to more general subjects. One of the main observations I'd like to share is that while it may be harder to see as an investor outside of our industry, we continue to gain traction and visibility within the industry. As examples, in the past few weeks since our last call, we attended the American Petroleum Institute Conference the week of May 16. And as a result of our demonstrated successes in testing and in the field over the recent past, we now have end users and other companies engaged in our supply chain asking us for information.

This is much different than in years past when we have only been able to talk about our technology. Instead of working to get in front of customers, prospective customers have been seeking us out. And consequently, our dance card became fully booked. As a result, we have multiple follow-on engagements to discuss needs and opportunities with end users as well as the engineering companies who serve them and heater manufacturers, who will often be the purchaser of burners.

We have a concrete example of the seriousness of the interest in our technology. The Friday of that same week, we were in Houston with one of the world's largest refinery heater manufacturers in front of a packed room of their engineers and sales teams at their request. In that same vein, we mentioned on the last call that we are seeing interests for some of the largest global engineering firms who run the infrastructure upgrade projects for the world refiners.

During the last week of April, we presented a web call to 50-plus engineers at one of these global leaders, again, hosted by them and at their request. The beauty of a society that now embraces video conferencing is that one call enabled us to engage with their engineers across continents.

We believe that with many parts of the world controlling NOx emissions in addition to developing a hydrogen economy like Europe, this has potential substantial global ramifications for ClearSign. I wanted to note that the engagement on the call was also good with notable interaction, not just us pitching our technology.

On the last call, we announced an initial engineering order for a major refiner as the first step to the ultimate supply of 20 burners, 12 for one heater and eight for a second heater to be installed in this California refinery. As with most orders, this is the first step in the process. As stated in the release, this is for the engineering, drafting and CFD, that is computational fluid dynamic modeling, of our ClearSign Core burners operating in the destination heaters. These first steps are progressing well, and we are getting close to completing the first phase of this order.

The subsequent phases of this project are expected to include a physical first article full-size multi-burner demonstration, which we expect to satisfy then ultimately the supply of the 20 burners. The client's schedule for this project has extended a little. At this time, the whole project is expected to spread over a 24-month timeline.

From a cash and revenue perspective, projects of this nature are invoiced in phases, so cash will be received throughout this period and revenue and profit recognized as our accounting standards allow. But as Brent will remind us, very likely, revenue recognition will lag cash additions to our balance sheet. But of course, getting cash in early is always a good thing.

I do not have much to update on our Midwest refining project. At the time of our last call, we have successfully demonstrated the operation of those burners in all regards in a multiburner installation in the Zeeco test furnace. That test report has been completed also and accepted by the client. As we also mentioned, our client is undertaking a review of the company's capital projects. And as will be expected, our project is included in this. At this time, I do not have any updates on this matter other than the original timeline is obviously delayed.

Another successful project that continues to do well is our installation for the Super Major in this European facility. We are currently working on proposals for that same customer for installations in the California market. One helpful organizational feature of global refiners is that their senior technical staff, often referred to as subject matter experts, tend to or formally do have global responsibilities or at least influence. As in this case, our success in Europe continues to be very beneficial to our engagement in this customer's California projects.

Now switching to boiler burners. For those not familiar with our development in this product line, we have been working in the commercial rollout of our 2.5 PPM NOx-capable ultra-low emissions 5G boiler burners since February 2021, when we announced the collaboration with our partner, California Boiler. Since then, we have created a standardized product line comprising the ClearSign Core firetube boiler burner technology and the associated fuel gas controls and management system, which are provided by California Boiler.

We held a formal launch and successful demonstration of this product in October last year at California Boiler's facility at Visalia, California. The burner performance was subsequently confirmed by a certified third-party source testing firm in January this year.

This work was done to meet the 2.5 PPM NOx emission regulations that initially came into effect in the San Joaquin Air Pollution Control District at the end of 2020. Similar, the slightly less stringent regulations were also recently passed by the South Coast Air Quality Management Association in Los Angeles.

The San Joaquin Valley regulations included a requirement that operators submit and outlined by May 1 of this year, stating their plans to become compliant with the new regulations, then allowing up to the end of 2023 to complete their site modifications. Being back to date from sales engagements suggests clients continue to assess their options rather than rush to submit plans. And at least so far, information on the plans that have been submitted appear to be nonpublic.

We do have major customers in the valley region who we believe are planning to make early purchases as a means to validate our technology in one of their own boilers before implementing plans to retrofit the rest of their significant boiler fleet. We expect orders and will announce them when finalized from these large operators first as part of their considered plans to obtain compliance with the new regulations.

We also expect these installations went up and running to provide references and confidence to other customers in the region. We have already submitted and negotiated quotes with multiple such customers and hope to be announcing these orders in the near future.

Similar to the process burner product line, all indications are that the interest in our technology is increasing in the market in general. Again, if we can use engagement at conferences as a parameter, our booth at the American Boiler Manufacturers Association Conference Boiler 2022 Expo in Dallas in April of this year attracted an almost overwhelming crowd disproportionate to the traffic in general. The two ClearSign employees and three from California Boiler were individual fielding interest throughout the duration of the main event.

Again, while anecdotal, this is a significant increase in prospective client engagement versus previous events. Also important, the interested parties represented regional markets other than California who are interested not only in the ultra-low NOx capabilities of our burner but also its improved efficiency.

Finally, I want to provide an update on China. As many of you know, operations in China have been very restricted by the lockdowns driven by China's COVID policies. This has not only limited our U.S.-based personnel's ability to enter the country, but has also greatly restricted the activity and travel of people and products within China. Despite this, we do continue to make progress, albeit notably curtailed.

I'm pleased to report that we have been able to maintain open and encouraging communications with Shuang Liang and with the Beijing District Heating Group. And as both have been greatly affected by the pandemic themselves, both have been very willing to make the best of this difficult environment and in collaboration with us. We're still planning to obtain certification of our watertube boiler burner and to install our burner in a boiler with the Beijing District Heating Group for this coming heating season. This has required the making of alternative backup plans to enable the burner certification to take place.

During the past months, Shuang Liang Group have also worked with us. And together, we have developed plans to certify our midsized 500-horsepower 5G boiler burner for sale in China. This size boiler is also very common in the heating district infrastructure and presents great opportunity for us. As with the watertube boiler, we believe this is possible this year.

However, I should caution that both these certification efforts are contingent on our President of ClearSign Asia receiving a visa to return to China late this summer as we insist on controlling who has access to our technology and, of course, want to ensure that it is demonstrated at its optimum form. In formal communications we have received suggests that obtaining this visa is feasible, although in all honesty, I cannot say how probable.

Looking forward to the rest of the year. For our process burner business, we need to keep our current projects moving forward. We will continue our outreach and engagement of end users, heater manufacturers and the engineering companies associated with both with the intention of increasing the number of opportunities in which we are able to become engaged and to present an efficient ClearSign solution.

In terms of our proposal pipeline, we will, of course, continue to develop the opportunities we are pursuing. And as always, we are very excited about the potential of increasing our order book.

For our boiler burner business, we look forward to the early adopter orders from California, most likely within the San Joaquin Valley region, and building continued momentum there. Of course, the possibility of getting back into China and developing our sales there will also be very welcome news.

Before concluding, I want to thank our ClearSign employees, especially our engineering team, who have been very productive developing customer proposals, optimizing what we provide for inclusion in a client's new build or retrofit project and executing our in-house orders to deliver our technology and show the world what we can do.

With that, I'd like to open up the call for questions. Operator?

Questions and Answers

Operator: [Operator Instructions] The first question comes from Jeff Feinglass, a private investor.

Jeff Feinglass: First, as the California Boiler, I mean would you still characterize the relationship as strong? Or maybe expand a little bit on how things are going with that relationship.

Jim Deller: Jeff, thanks for the question. I mean, the -- working with California Boiler has been great. I appreciate there's not been a lot to show for it, and we can't show what's going on behind the scenes. But the team there are extremely engaged. We have our sales personnel working daily with them. They have set up a subsidiary, Rogue Combustion. And the leader of that subsidiary is actually based in our office here in Tulsa. And Rogue Combustion has been formed by the sole mission of developing the ClearSign burner technology.

The California Boiler team, I mean -- so this is a employee-owned company. And I've referred that, but they've invested a lot of money getting our burner established and proven in California. And they really continue to give us a very high priority.

And just to remind everyone, they're a big organization. We believe their market share in California is in the region of 40%. So if you think of all the boilers there, they are the daily service team for about 40% of that market. They have very extensive contacts. We see the traffic and the communications. We know that they have a lot going on. It's really just a matter of time, in my opinion, until we really start to see the fruits of their labor.

Jeff Feinglass: Got it. Thanks. One other quick question as it relates to China. You didn't mention this specifically, but I think I read last week that China is kind of backing off this zero-COVID policy. I assume this is helpful in getting Manny back over there and getting a visa. I mean, is that -- would that be your assessment of it as well?

Jim Deller: Yes. Jeff, we -- yes, of course, we've seen the same reports as well. And also through our connections there, we're hearing the same news internally. Yes, it's great to hear that especially Shanghai is opening up their COVID restrictions. We also believe that the government officials are able to get back to work, and that includes the personnel who process the visas. So we are optimistic that we will hear some good news soon in terms of Mr. Menendez getting a visa back to China.

During the downtime, I did mention in the script, but during the downtime, we have expanded the projects we're working on. So not only are we planning now to certify the watertube boiler for the Beijing District Heating Group, but we also have plans to get the 500-horsepower, our midrange firetube boiler-burner, certified as well, which also has a very big market in China with the heating districts. So we've not been idle during this time, but we're very much looking forward to get back into China to get our plans back on track.

Operator: Our next question comes from Robert Kecseg with Las Colinas Capital Management.

Robert Kecseg: Jim, I was curious as far as give us an idea in the industry for the existing companies that are selling, say, process burners. I was going to say, if they got an order, would they go through the exact same process we're going through? Or in their condition, are they replacing the exact same product that's already in there that's worn out and needs to be replaced? So could you give us an idea how they go through with having similar products, I guess, being replaced, I'm assuming, compared to something new?

Jim Deller: Yes. Bob, and I'll do my best to answer that one. And, of course, reflecting back on my past career as to what's typical. But it's very normal to replace burners that are currently installed in a heater with a different type of burner. In fact, that's usually the reason. You'd very rarely replace them with the same burner because the change out is typically either because the operating conditions have changed or often because the emission requirements are different.

So nearly always, you're going to be taking an existing -- basically, we'd see it as a hole in the furnace. You'd take that existing hole, and you would have to fit and customize a new burner to fit into the hole. So the process that we describe when we go through engineering and testing and CFD modeling is absolutely standard amongst all of the burner manufacturers. It is not unique to ClearSign.

And I know really at least as the start of 2019, since I took over, we are very much focused on developing the ClearSign Core products to be easy to introduce and to use in exactly the same way as the standard products in the industry.

We needed to do that so that the engineering companies can use our products so that the heater manufacturers can incorporate them into their heaters with exactly the same procedures and understanding as they would do with any of the other burners on the market, of course, with the difference that the emissions performance in the ClearSign technology is vastly reduced.

Robert Kecseg: Okay. And just so I'm clear on this. In the case of the Midwest customer that's, I guess, we would consider the most imminent as far as the process burners go, has the change in ownership already closed? Has that already taken place?

Jim Deller: Bobby, I believe the -- yes, the merger is complete, we believe, following that. But at least within the organization, for whatever reason, they are -- the review of their capital projects is still ongoing. And as I mentioned in the script, we have to be a little patient and wait for the outcome of that.

So at this point, that project is -- the testing went extremely well. We met our obligations fully. So we are very pleased with the way that our technology has performed. We're just waiting on the outcome of the review and hopefully getting to proceed with that project and put those burners out in the field to show what they can do.

Robert Kecseg: And then one other thought that I had on the boiler-burners. Since it's such a large market out there that you're describing and the footprint that California Boiler has, isn't there ongoing replacement of equipment that would have nothing to do, really, with the new standards? Do you see what I mean? Aren't there always companies that have to replace things that they have or they have to add -- or they have to do some expansion to add to what they have?

Jim Deller: Yes. Bob, I mean, before California Boiler joined with ClearSign, their business is and was servicing the boilers in California. But just as the AC unit in your house needs maintenance and needs upgrading, it's the same with boilers and the boiler controllers equipment. So that business is ongoing.

Just with the recent changes in the legislation and the environmental requirements, those have generated a very large change-out requirement and market, which is the reason that our technology is so important to the clients there, because of this new revamp work and the driver that has been created by the environmental regulations. But the old business still goes on.

Operator: [Operator Instructions] As we have no questions at this time, this concludes our question-and-answer session. I would like to turn the conference back over to Jim Deller for any closing remarks.

Jim Deller: Yes. Thank you, operator, and thank you, everyone, for your interest and taking the time to participate today. We look forward to updating you regarding our developments and speaking to you all on our next call. Thank you.

Operator: The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.